Exhibit 99.3

Unaudited Pro Forma Financial Statements
On January 3, 2017, Natus Medical Incorporated (“Natus” or the “Company”) completed the acquisition of Otometrics from GN Store Nord A/S for a cash purchase price of $149.2 million, including a $4.2 million net working capital adjustment. The significant terms of the Purchase Agreement were previously reported by the Company on January 3, 2017 in the Current report on Form 8-K filed on that date.
The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2016. Otometrics's audited financial statements and accompanying notes for the year ended December 31, 2015 and unaudited financial information for the six months ended June 30, 2016 and June 30, 2015 are presented above. The presentation of the unaudited pro forma balance sheet gives effect to the acquisition as if it had occurred on December 31, 2016 and includes items that are directly attributable to the acquisition and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The presentation of the unaudited pro forma statement of income reflects the combined results of operations as if the acquisition had occurred on January 1, 2016, the beginning of the Company's 2016 fiscal year, and excludes items related to the acquisition that are nonrecurring and includes items that are directly attributable to the acquisition, expected to have a continuing impact, and are factually supportable. Also, the unaudited pro forma financial statements gives effect to certain adjustments necessary to conform Otometrics's combined financial statements that were prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. GAAP.
The preliminary allocation of the purchase consideration presented in Note 2 and used to prepare the unaudited pro forma financial statements is based on a preliminary valuation of assets acquired and liabilities assumed. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements included herewith. A final determination of these fair values shall be based on the actual net tangible and intangible assets of Otometrics that exist as of the closing date of the transaction. In addition, the unaudited pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition.
The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma financial statements does not purport to be indicative of the future financial position or operating results of the combined operations. There were no transactions between the Company and Otometrics during the periods presented in the unaudited pro forma financial statements that would need to be eliminated.
The historical financial information and pro forma adjustments in the pro forma financial statements have been translated from Danish Krone to U.S. dollars using historical exchange rates. The average exchange rate applicable to the Company during the year presented for the pro forma statement of income and the period end exchange rate for the pro forma balance sheet are as follows:

		DKK/USD
Year ended December 31, 2016	Average rate	0.1486
December 31, 2016	Spot rate	0.1416

NATUS MEDICAL INCORPORATED
UNAUDITED PRO FORMA BALANCE SHEET
AT DECEMBER 31, 2016
(In thousands)

	Natus Historical	US GAAP Otometrics Historical	Pro Forma Adjustments		Pro Forma
	12/31/2016	12/31/2016	(Note 2)	Ref	Combined
ASSETS
Current assets:
Cash and cash equivalents	$213,551	$4,774	$(149,247)	a	$69,078
Short-term investments	34,019	—			34,019
Accounts receivable	86,638	23,079			109,717
Inventories	49,587	20,813	3,429	a	73,829
Prepaid expenses and other current assets	22,004	3,799			25,803
Total current assets	405,799	52,465	(145,818)		312,446
Property and equipment, net	17,333	3,107			20,440
Intangible assets, net	77,165	15,915	41,585	b	134,665
Goodwill	113,112	57,813	12,171	a, b	183,096
Deferred income tax	14,915	8,312			23,227
Other assets	20,688	88			20,776
Total assets	$649,012	$137,700	$(92,062)		$694,650
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,700	$8,398			$27,098
Accrued liabilities	37,895	14,325			52,220
Deferred revenue	23,346	767			24,113
Total current liabilities	79,941	23,490	—		103,431
Long-term liabilities:
Other liabilities	8,013	1,061			9,074
Long-term debt	140,000	33,000	(33,000)	a, d	140,000
Deferred income tax	3,684	9,457	11,630	b	24,771
Total liabilities	151,697	43,518	(21,370)		173,845
Commitments and contingencies
Total stockholders’ equity	417,374	70,692	(70,692)	g	417,374
Total liabilities and stockholders’ equity	$649,012	$137,700	$(92,062)		$694,650

See accompanying notes to unaudited pro forma financial statements.

NATUS MEDICAL INCORPORATED
UNAUDITED PRO FORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands, except per share amounts)

	Natus Historical	US GAAP Otometrics Historical	Pro Forma Adjustments		Pro Forma
	Year Ended 12/31/2016	Year Ended 12/31/2016	(Note 2)	Ref	Combined
Revenue	$381,892	$110,102			491,994
Cost of revenue	144,632	58,392			203,024
Intangibles amortization	2,327	2	1,873	b	4,202
Gross profit	234,933	51,708	(1,873)		284,768
Operating expenses:
Marketing and selling	84,834	36,500			121,334
Research and development	33,443	16,333			49,776
General and administrative	50,877	10,908	(1,523)	c	60,262
Intangibles amortization	8,983	7,012	(869)	b	15,126
Restructuring	1,536	—			1,536
Total operating expenses	179,673	70,753	(2,392)		248,034
Income from operations	55,260	(19,045)	519		36,734
Other expense, net	(357)	(1,454)	(2,937)	e	(4,748)
Income before provision for income tax	54,903	(20,499)	(2,418)		31,986
Provision for income tax	12,309	(2,834)	(751)	f	8,724
Net income	$42,594	$(17,665)	$(1,667)		$23,262
Net income per share:
Basic	$1.31				$0.72
Diluted	$1.29				$0.70
Weighted average shares used in the calculation of net income per share:
Basic	32,460				32,460
Diluted	33,056				33,056
See accompanying notes to unaudited pro forma financial statements.

NATUS MEDICAL INCORPORATED
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Preparation
The unaudited pro forma financial statements are based on the historical consolidated financial statements of the Company and and the unaudited historical combined financial statements of Otometrics after giving effect to the acquisition using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma balance sheet is presented as if the acquisition had occurred on December 31, 2016. The unaudited pro forma statement of income is presented as if the acquisition had occurred on January 1, 2016, the beginning of the Company's fiscal year.

NATUS MEDICAL INCORPORATED
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 2. Pro Forma Adjustments
(a)    Purchase Price Allocation
For pro forma purposes, we have preliminarily allocated the purchase price to the net tangible and intangible assets based on their estimated fair values. Therefore, the assets acquired and liabilities assumed, including intangible assets, presented in the table below are provisional. The Company will finalize the purchase price allocation, after all available data is received and reviewed, as soon as practicable and not later than one year from the acquisition date.
The following table is a summary of the preliminary purchase price allocation including preliminary estimates of the fair value of net assets acquired and the resulting goodwill of the acquisition of Otometrics, as reflected in the unaudited pro forma balance sheet at December 31, 2016. The book values of the remaining assets and liabilities acquired reflect our preliminary assessment of their fair values so no additional purchase price adjustments are necessary.

USD('000)	December 31, 2016
Cash paid at closing	$149,247

Technology	22,500
Customer related	20,000
Trade names	15,000
Goodwill	58,354
Total net assets	115,854

Otometrics historical net tangible assets	70,692
Inventories fair value adjustment	3,429
Add: Loan extinguished by Seller	33,000
Less: Otometrics historical intangible asset value	(15,915)
Less: Otometrics historical goodwill value	(57,813)
$149,247

(b)    Acquired Intangible Assets
The acquired intangible assets and related amortization expense based on the preliminary estimate of fair value for the year ended December 31, 2016 is as follows:

	Preliminary	Useful	Amortization Expense
USD ('000)	Fair Value	Lives (years)	December 31, 2016
Intangible Assets
Technology	$22,500	12	$1,875
Customer related	20,000	5	4,000
Trade names	15,000	7	2,143
Total	57,500		8,018
Less: Elimination of Otometrics historical intangible assets and related amortization	(15,915)		(7,014)
Total	$41,585		$1,004
We recognized a deferred tax liability with the offset to goodwill of $11.6 million relating to the intangible assets identified in the table above. The deferred tax liability represents the tax effect of the difference between the estimated fair value of identified intangible assets and the estimated tax basis of the assets, which is calculated using the tax rate applicable to the jurisdiction in which th assets are estimated to reside.

(c)    Acquisition-related Costs
The Company incurred $1.5 million of acquisition costs primarily related to legal and advisory fees in the fourth quarter of 2016. These costs are reversed in the unaudited pro forma income statement as they represent non-recurring charges directly related to the acquisition of Otometrics.

(d)     Debt Transaction
The Company financed the acquisition with available offshore cash and $140 million from a credit facility. The funds were drawn from this facility in December 2016 and were included in the Company's 2016 audited financial statements, therefore no pro forma adjustment is required for this debt.
Otometrics's long term debt of $33.0 million at December 31, 2016 is presented as repaid in the unaudited pro forma balance sheet as of December 31, 2016. This debt was settled by GN prior to closing.

(e)    Interest Expense
Pro forma interest expense is presented to include the Company's $140 million loan discussed above, along with the reversal of Otometrics's interest expense for the year ended December 31, 2016 as presented below.
The Company incurred debt issuance costs of $0.5 million in connection with the loan, which were capitalized to prepaid expenses and other assets in the historical condensed consolidated balance sheet as of December 31, 2016. The Company's amortization of these debt issuance costs are included as pro forma adjustments in the unaudited pro forma statement of income for the year ended December 31, 2016.

	December 31, 2016
Company:
Revolving Line of Credit	140,000
LIBOR plus 1.75%	2.51%
		3,514
Debt issuance cost amortization expense		107
Pro forma adjustment		3,621

Otometrics:
Revolving Line of Credit	30,000
Average interest rate - LIBOR plus 1%	1.76%
Actual interest expense		(594)

Loan from parent	3,000
Interest rate - 3%	3.00%
Actual interest expense		(90)
Pro forma adjustment		(684)
Total pro forma adjustment		2,937

(f)    Provision for Income Taxes
The pro forma presentation of the effect on the provision for income taxes was calculated using the Danish statutory rate for adjustments related to Otometrics and using the U.S. statutory blended federal and state rate for adjustments related to the Company. The adjustments to the provision for income taxes are summarized in the following table:

		Year Ended December 31, 2016
	Jurisdiction	Pro Form Adjustment USD ('000)	Tax Rate (%)	Tax (Expense) Benefit USD ('000)
Item
Amortization expense	Denmark	$1,004	22.0%	$221
Interest expense	United States	2,937	37.5%	1,101
General and administrative	United States	(1,523)	37.5%	(571)
Pro forma adjustment				751

(g)    Equity
Otometrics's historical net assets are eliminated as a pro forma adjustment to the unaudited pro forma balance sheet as of December 31, 2016.